Exhibit 2.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
STRATA CAPITAL CORPORATION, STRATA ACQUISITION CORP.,
LYFETEC, INC.,
AND THE
PREFERRED AND CONTROL COMMON SHAREHOLDER OF STRATA CAPITAL
CORPORATION

February ___, 2010

Table of Contents

1.	PURCHASE AND SALE	3
2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER	6
3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER	9
4.	CONDITIONS TO THE OBLIGATIONS OF BUYER	9
5.	CONDITIONS TO THE OBLIGATIONS OF SELLER	9
6.	OTHER AGREEMENTS	10
7.	THE CLOSING	11
8.	FURTHER ASSURANCES	12
9.	EXPENSES	12
10.	INDEMNIFICATION	12
11.	MISCELLANEOUS	14
12.	DEFINITIONS	15
Exhibits		18
Schedules		20

Exhibits
Exhibit A - Bill of Sale (referenced in Section 7.3(a))
Exhibit B – Assignment Agreement (referenced in Section 7.3(b))

Schedules
Schedule 1.1(a) - Equipment, Furniture and other Personal Property of Seller
Schedule 1.1(b) - Personal Property Leases of Seller
Schedule 1.1(c) - Assumed Contracts of Seller
Schedule 1.1(d) - All trademarks and trademark applications, and all patents and patent applications, all copyrights and copyright applications
Schedule 1.1(g) - Seller’s Lease deposits
Schedule 1.1(i) - Real Property Leases of Seller
Schedule 1.1(j) - Telephone and facsimile machine numbers, telephone book listings
Schedule 1.1(k) - Software design documents, source code, sales records, marketing records, accounting and financial records, and maintenance and production records
Schedule 1.2 - Assumed Obligations
Schedule 1.3(d) - Excluded Assets
Schedule 2.10 - Seller Financial Statements

THE SECURITIES TO WHICH THIS ASSET PURCHASE AGREEMENT RELATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND WILL BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT is made effective as of the __ day of February 2010 by and between Strata Capital Corp, a Delaware corporation (“Strata”), Strata Acquisition Corp., a Delaware corporation (“Buyer”), Charette Corporation, Inc., as the sole owner of all of Strata’s outstanding preferred stock and owner of the controlling interest of Strata’s common stock (the “Strata Shareholder”) and Lyfetec, Inc., a Florida corporation (“Seller”).

Recitals:

A. Seller is in the business of developing, marketing and selling medical home screening/diagnostic test kits to consumers (the “Business”).

B. Buyer wishes to purchase the Business from Seller by acquiring the assets of Seller related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Preliminary Note: Capitalized terms used but not otherwise defined in this Agreement shall have the meanings defined in Section 12 hereto.

1.           PURCHASE AND SALE

1.1. Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell to Buyer, and Buyer will purchase from Seller, the assets of Seller listed below (collectively, the “Purchased Assets”). The Purchased Assets will be purchased free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind (“Encumbrances”), except as provided herein. The Purchased Assets shall include the following items:

(a) All equipment, furniture and other personal property of Seller used in the Businesses as set forth in the attached Schedule 1.1(a);

(b) The personal property leases of Seller used in the Business as set forth in the attached Schedule 1.1(b);

(c) The agreements, understandings and contracts of Seller used in the Business as set forth in the attached Schedule 1.1(c) (the “Assumed Contracts”);

(d) All trademarks and trademark applications, and all patents and patent applications, all copyrights and copyright applications, including specifically those set forth in attached Schedule 1.1(d), all goodwill associated therewith, and all computer software developed by Seller, including all documentation thereof and all other Intellectual Property of Seller, and all rights to use the name “Lyfetec”, all rights to the websites Lyfetec.com, Lyfetec.net, and all other websites, domains, URLs and other Intellectual Property related to, or in connection with (directly or indirectly) Lyfetec and its Business.

(e) All marketing or promotional designs, brochures, advertisements, concepts, literature, books, media rights, rights against any other person in respect of any of the foregoing and all other promotional properties, in each case primarily used or useful or developed or acquired by the Seller for use in connection with the ownership and operation of the Business and the Purchased Assets;

(f) All other intangible assets, including without limitation all supplier lists, customer lists, goodwill, “know-how,” proprietary information and trade secrets relating to the Business; and all manufacturers' warranties (including pending warranty claims) and manuals relating to the Purchased Assets;

(g) All of the Seller's lease deposits on leases assumed by Buyer as set forth in attached Schedule 1.1(g);

(h) All permits relating to the operation of the Business, to the extent such permits are transferable and whether or not all action necessary to effect such transfer has been taken prior to the Closing;

(i) All real property leases of Seller, to the extent such are assignable, as set forth in Schedule 1.1(i)

(j) All telephone and facsimile machine numbers assigned to Seller, including without limitation telephone book listings, and all goodwill associated therewith as set forth in attached Schedule 1.1(j);

(k) Except as expressly set forth in Section 1.3, all papers, documents, computerized databases, books and records (including all data stored on discs, tapes or other media) of Seller related to the Purchased Assets and Business operations, including without limitation all software design documents, source code, employer records and workers’ compensation records relating to employees hired by the Buyer, sales records, marketing records, accounting and financial records, and maintenance and production records as set forth in attached Schedule 1.1(k); and (l) All claims, causes of action, rights of recovery and rights of setoff of every type and kind relating to the Purchased Assets and all claims, causes of action, rights of recovery and rights of setoff of every type and kind relating to the Assumed Obligations, in each case whether accruing before or after the Closing; provided, however, that the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 1.3.

1.2. Assumed Obligations. In consideration of Buyer's purchase of the Purchased Assets, subject to the terms and conditions set forth herein, on the Closing Date the Seller shall assign to the Buyer and the Buyer shall assume and discharge in a timely fashion all of the liabilities and obligations of the Seller set forth on attached Schedule 1.2 (hereafter collectively referred to as the “Assumed Obligations”). Except as expressly set forth in this Section 1.2, the Buyer shall have no responsibility for any of the Seller's obligations (including contracts, leases, product warranties, purchase orders and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations shall remain with the Seller and are herein referred to as the “Excluded Obligations.”

1.3. Excluded Assets. The Purchased Assets shall not include any of the Seller's rights, privileges, title or interest in the following assets (hereafter referred to as the “Excluded Assets”):

(a) All of the Seller's minute books, stock books, tax returns and books and records directly relating to the Excluded Obligations and all of Seller's books and records except to the extent that such records relate to the intellectual property purchased hereunder;

(b) All rights and claims of the Seller under this Agreement;

(c) All rights of the Seller in, to and under those leases, purchase orders, contracts and other agreements not being assigned to the Buyer pursuant to Section 1.1; and

(d) those assets set forth on the attached Schedule 1.3(d).

1.4. Completion of Asset Transfer. At the Closing, Seller shall transfer and assign to Buyer good and valid title to the Purchased Assets free and clear of all liens and encumbrances, except as disclosed herein. Seller shall take all other steps as may be reasonably necessary to put Buyer in actual possession and operating control of the Purchased Assets.

1.5. Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets is Fifty Million (50,000,000) shares of Strata common stock, $0.000001 par value per share (the “Strata Shares”). With respect to the Strata Shares, the Seller:

(a) understands fully that the Strata Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws and that no transfer of the Strata Shares or any interest therein may be made, except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or an exemption therefrom.

(b) is purchasing the Strata Shares solely for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act and the rules and regulations promulgated thereunder) that would be in violation of the federal and state securities laws.

(c) has such knowledge and experience of financial, business and investment matters as to be capable of evaluating the merits and risks of this investment; has the ability to bear the economic risks of this investment; and has been afforded the opportunity to ask questions of, and to receive answers from Buyer and to obtain additional information, to the extent Buyer has such information or could have acquired it without unreasonable effort or expense, all as necessary for Seller to make an informed investment decision with respect to the purchase of the Strata Shares.

(d) understands and agrees that the transfer of the Strata Shares purchased under this Agreement are subject to restrictions. If Seller desires to sell or otherwise dispose of all or any part of the Strata Shares (other than pursuant to an effective registration statement under the Securities Act or a sale or other disposition made pursuant to Rule 144 promulgated under the Securities Act) and if all the other conditions in this Agreement concerning such sale or disposal are satisfied, Seller shall deliver to Buyer an opinion of counsel, reasonably satisfactory in form and substance to Buyer, that an exemption from registration under the Securities Act is available.

All certificates representing any of the Strata Shares subject to the provisions of this Amendment shall have been endorsed on the face thereof a legend substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT THAT IS THEN APPLICABLE TO THE SHARES, AS TO WHICH A PRIOR OPINION OF COUNSEL MAY BE REQUIRED BY THE ISSUER OR THE TRANSFER AGENT.

1.6. Subsequent Documentation. At any time and from time to time after the Closing, upon the request of the other Party and without further consideration, but with each Party bearing their own respective expenses coincident thereto, the Parties, shall do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, assumptions, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, granting and conveying to Buyer or for aiding and assisting in collecting and reducing to possession and control of Buyer any or all of the Purchased Assets.

2.           REPRESENTATIONS,WARRANTIES AND COVENANTS OF SELLER

2.1. Power and Authority of Seller.

(a) The Seller is duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has full power and authority to carry on the Business as now conducted and to own or lease the Purchased Assets as such assets are now owned or leased.

(b) Seller has full power and authority to execute and deliver this Agreement and any other instruments to be executed and delivered by Seller in connection herewith and to consummate the transaction contemplated hereby, and all acts required to be taken by or on the part of Seller to carry out its obligations under this Agreement and such other instruments, and the transaction contemplated hereby and thereby have been duly and properly taken, including, without limitation, the approval of Seller's members; this Agreement has been, and such other instruments shall be, duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

2.2. No Conflict. The execution, delivery and performance of this Agreement by Seller will not (i) violate any provisions of any Law (as hereinafter defined, including any foreign law or regulation), judgment, decree or order applicable to Seller or require the approval, authorization or consent of any governmental agency or authority, or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Certificate or Articles of Incorporation or bylaws of Seller or any agreement, instrument, arrangement, contract, obligation, commitment or understanding to which Seller is a party or by which any of the Purchased Assets are bound, or require the consent of any other party.

2.3. Taxes.

(a) “Tax” shall mean any federal, state, local or other tax (whether income, sales, franchise, real or personal property or other kind of tax), assessment, levy, impost, withholding or other governmental charge and shall include all interest and penalties thereon.

(b) Seller is not required to file any foreign Tax return or to pay any foreign Tax.

(c) There have been filed all returns, reports and forms concerning Taxes that are required to be filed as of the date hereof by Seller with respect to the Business. Seller shall timely file all Tax returns, reports and forms with respect to the business of Seller for all periods ending on or before the Closing Date. All Taxes for which Seller is or will be liable (or that are imposed with respect to the Business) and that are due on or before the Closing Date (including all Taxes shown to be due on all Tax returns, reports and forms filed on or before the Closing Date) have been paid.

(d) No taxing authority is now asserting or threatening to assert any deficiency or assessment for additional Taxes or any interest, penalties or fines against Seller in respect of the Business.

2.4. No Subsidiary. Seller has no subsidiaries or interest in any other corporation, partnership or other entity.

2.5. Intellectual Property.

(a) Seller owns, free and clear of any Encumbrance, or has the valid right to use all Intellectual Property (as defined below) used by them in the Business as currently conducted. Each employee of Seller who created any of Sellers’ Intellectual Property and each independent contractor engaged by Seller who created any of Seller's Intellectual Property has assigned to Seller all of such employee's or contractor's right, title and interest in such Intellectual Property. No other Person (other than licensors of software that is generally commercially available, licensors of Intellectual Property under the agreements disclosed pursuant to paragraph (c) below and non-exclusive licensees of Seller's Intellectual Property in the ordinary course of Seller's business) has any rights to any of the Intellectual Property owned or used by Seller and, to Seller's knowledge, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that Seller owns or has an exclusive license to use. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights, and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, knowhow, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

(b) None of the activities or business conducted by Seller and none of the Intellectual Property owned or used by Seller (other than “off-the-shelf” generally commercially available software) infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property of any other person or entity. Seller has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

(c) Seller has taken reasonable precautions (i) to protect its rights in its and its subsidiaries' Intellectual Property and (ii) to maintain the confidentiality of its and its subsidiaries' trade secrets, know-how and other confidential Intellectual Property, and to Seller's knowledge, there have been no acts or omissions by the officers, directors, employees and agents of Seller, the result of which would be to materially compromise the rights of Seller to apply for or enforce appropriate legal protection of Sellers’ Intellectual Property.

2.6. Legal Proceedings, etc. There is no action, suit, claim, proceeding or investigation pending or threatened against Seller or any of its officers or managers in connection with the Business (such actions, suits, claims, proceedings or investigations are herein referred to as “Legal Proceedings”), at law or in equity, or before any court or federal, state, county, local or other governmental department, commission, board or agency or in arbitration or mediation (herein collectively referred to as “Governmental Authorities”). Seller is not subject to any order, writ, injunction or decree of any Governmental Authority with respect to any contract or other matter relating to the Business or the Purchased Assets.

2.7. Compliance with Laws. Seller is in compliance in all material respects with all statutes, laws, ordinances, rules and regulations (herein collectively called “Laws”) applicable to the Business. Seller has all licenses and other required governmental approvals, permits or authorizations the failure to possess which would have an adverse effect on Seller.

2.8. Contracts. Except as listed on the Schedule 1.1(c), there are no agreements, instruments, arrangements, contracts, obligations, commitments or understandings involving payments to which the Purchased Assets are pledged as security.

2.9. No Violation. The execution, delivery and performance of this Agreement by Seller will not impair in any respect any right, title or interest of Seller under or in respect of any material properties, assets, licenses or contracts of Seller. No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance of Seller hereunder except as otherwise set forth and disclosed in this Agreement.

2.10. Financial Statements. Attached hereto as Schedule 2.10 are the financial statements of Seller (the “Seller Financial Statements”), including balance sheets, statements of operations, statements of shareholder’s deficit and statements of cash flows for the period from February 2, 2009 (inception) to September 30, 2009 (the balance sheet as of September 30, 2009 being hereinafter referred to as the “Seller Balance Sheet”). The Seller Financial Statements are true, correct and complete, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, and accurately reflect Seller's financial condition and the results of Seller's operations for the periods and as the dates which they purport to cover.

2.11. Absence of Certain Changes. Except as disclosed herein, since the date of the Seller Balance Sheet, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Seller. The Seller has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Seller or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Seller is financially solvent and is generally able to pay its debts as they become due.

2.12. Title to Assets. Seller has good, absolute and marketable title to the Purchased Assets, free and clear of lien and encumbrances.

2.13. Representations True at the Closing Date. The representations and warranties made in this Agreement by Seller will be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate to an earlier date shall be true as of the such earlier date.

3.           REPRESENTATIONS,WARRANTIES AND COVENANTS OF BUYER

3.1. Power and Authority of Buyer.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Buyer has full power and authority to execute and deliver this Agreement and any other instruments to be executed and delivered by Buyer in connection herewith and therewith and to consummate the transactions contemplated hereby and thereby and all acts required to be taken by or on the part of Buyer to carry out this Agreement, and such other instruments and transactions contemplated hereby and thereby have been duly and properly taken; and this Agreement has been, and such other instruments will be, duly executed and delivered by Buyer. This Agreement and such other instruments will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms (subject, as to the enforcement or remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect).

3.2. No Conflict. The execution, delivery and performance of this Agreement by Buyer will not (i) violate any provisions of any applicable Law (including any foreign law or regulation), judgment, decree or order or (ii) conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation of Buyer, or any agreement, instrument, arrangement, contract, obligation, commitment or understanding to which Buyer is a party or by which any properties of Buyer are bound.

3.3. No Consent. No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the performance by Buyer hereunder.

3.4. Representations True on the Closing Date. The representations and warranties made in this Agreement by Buyer will be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date except that any such representations and warranties which expressly relate to an earlier date shall be true as of such earlier date.

4.           CONDITIONS TO THE OBLIGATIONS OF BUYER

4.1. The obligations of Buyer under this Agreement are subject to, at the option of Buyer, the satisfaction or waiver of the following conditions prior to or on the Closing Date: all the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been fully complied with and performed; the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects.

5.           CONDITIONS TO THE OBLIGATIONS OF SELLER

5.1. The obligations of Seller under this Agreement are subject to, at the option of Seller,

the satisfaction or waiver of the following conditions prior to or on the Closing Date: all the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been fully complied with and performed; the representations and warranties made by Buyer shall be true and correct in all material respects.

6.    OTHER AGREEMENTS

6.1. Inspection of Records. At all times prior to the full payment of the Purchase Price, Buyer and its designated officers, employees, attorneys, accountants and other authorized representatives shall (i) have all reasonable access during normal business hours to the offices and properties of Seller in order that Buyer may have full opportunity to make such reasonable legal, business or other reviews or investigations of the Business, it being understood that such access shall not cause any unreasonable burden on or interruption to the normal operations of Seller and Buyer shall give Seller reasonable notice of any such inspections, (ii) receive from Seller such additional information as to the Purchased Assets, properties, operations and prospects of the Business as Buyer shall from time to time reasonably request, and (iii) receive Seller's cooperation in permitting appropriate and applicable investigation of the Business and properties of Seller.

6.2. Confidential Information. Except as required by law, Seller and Buyer hereby agree that neither one will, at any time from and after the Closing Date, directly or indirectly, without the prior written consent of the other, disclose (other than to its designated officers, employees, attorneys, accountants, assignees and other authorized representatives), the terms or conditions of the transaction contemplated herein, and the records, information, trade secrets, and other information obtained by Buyer in its inspection and due diligence concerning the Seller's records of the Business and properties.

6.3. Preservation of Business Organization. Except as otherwise contemplated by this Agreement, at all times prior to the Closing Date and Buyer taking possession of the Purchased Assets and Business, (A) Seller shall (i) cause the Business to be managed in accordance with the best interests of the Business and substantially as heretofore managed and conducted, and (ii) use its best efforts, to the extent that it is in the best interests of the Business, to keep available to Buyer the services of its present employees and to preserve the present relationships of the suppliers and others having business relations with Seller; and (B) without limiting the generality of the foregoing, Seller shall not, without prior written consent of Buyer, (i) dispose of any of its assets or properties or incur any obligation or liability other than as required in connection with this Agreement, or in "arms-length" transactions in the usual and ordinary course of business consistent with the business practices heretofore followed by Seller; (ii) take or suffer any action which may adversely affect the normal conduct of the Business; (iii) increase salaries of any employees or engage any new employee; (iv) make or commit to make any capital expenditures; (v) fail to keep its assets and properties in good repair, order and condition, reasonable wear and tear excepted, or to maintain its existing insurance in effect; or (vi) incur any material obligations or liabilities or enter into any material transaction except in the ordinary course of business consistent with past practices. During the period from the date hereof to the Closing Date, Seller shall consult with one or more designated representatives of Buyer as to material operational matters and the general status of ongoing operations. Seller shall notify Buyer of any emergency or unanticipated change in the normal course of the Business which is or may be material thereto and shall keep Buyer fully informed of such events and permit Buyer's representatives to participate in all discussions relating thereto.

6.4. Appointment of Steven Cohen to the Board of Directors. Effective within 5 days hereof, Steven Cohen shall be appointed as an additional member of the Board of Directors of Strata.

6.5. Registration. As soon as practicable after the Closing and within sixty (60) days thereafter, Strata shall file with the SEC a registration statement on Form S-1 (or any successor form thereto)(the “Registration Statement”). The Registration Statement shall be related to proposed funding with Kodiak Capital Group, LLC or such successor funding commitments and shall also register any such securities that Strata deems appropriate. Strata shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable and to cause the Registration Statement to remain effective until the second anniversary of the Closing Date or such shorter time ending when all of the securities covered by the Registration Statement have been sold pursuant thereto (the “Effectiveness Period”). The holders of such shares shall cooperate fully in the preparation and prosecution of the Registration Statement.

6.6. Redemption of Stock. Upon effectiveness of the Form S-1 referred in Section 7.5 above (the “Form S-1”), Strata shall redeem (the “Redemption”) all of Strata’s currently outstanding
Series A Preferred Stock and 500,000,000 shares of its common stock all owned by Charette Corporation. The purchase price shall be (a) five hundred and fifty thousand cash ($550,000); (b) repayment of any funds owed to Charette by Strata at the time of the redemption; and (c) $60,640.37 for repayment of certain expenses paid on behalf of or for the benefit of Lyfetec. The use of proceeds from the funds raised in the Form S-1 shall be first used to pay the purchase price and redeem the Preferred and common stock from Charette. At such time that the holder of said Preferred Stock and common stock receives the purchase price, said Preferred Stock and common stock shall be transferred to Strata for redemption and cancellation.

    6.7. Resignation of Richard and Christopher Astrom. At such time as the Redemption closes and the purchase price has been paid as set forth in Section 6.6 above, then Richard and Mark Astrom shall resign as officers and directors of Strata.

7.    THE CLOSING

7.1. Timing. Subject to the satisfaction or waiver of each of all pre-closing conditions, the Closing shall take place and be effective on or before the __ day of , 2010 at the offices of Legal & Compliance, LLC, 330 Clematis Street, Suite 217, West Palm Beach, FL 33401 or on such other date and at such other location and time as may be mutually agreed upon by the parties(the “Closing Date”).

7.2. Buyer's Deliverables. At the Closing, Buyer shall deliver to Seller:

(a) a stock certificate representing the Strata Shares;

7.3. Seller's Deliverables. At the Closing, Seller shall deliver to Buyer:

(a) a bill of sale in the form attached hereto as Exhibit “B” for the Purchased Assets executed by Seller in favor of Buyer (the “Bill of Sale”); and

(b) an assignment agreement in the form attached hereto as Exhibit “C” for the balance of the Purchased Assets executed by Seller in favor of Buyer (the “Assignment Agreement”);

7.4. Prorations. All transferable taxes, insurance, licenses, rents, utilities, and other customarily prorated items shall be prorated as of the Closing Date.

7.5. Other. Each party shall execute and deliver such other agreements and/or documents as may be reasonably necessary to effectuate the transaction contemplated hereby.

8.    FURTHER ASSURANCES

8.1. Each of the Parties shall promptly and duly execute and deliver such documents, instruments and other assurances as may be from time to time reasonably necessary or desirable to carry out the provisions of this Agreement and to establish and protect the rights created or intended to be created in favor of the Parties hereunder.

9.    EXPENSES

Lyfetec shall be responsible for all of the expenses (including Strata’ and Strata Sub’s) incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, printers, accountants, etc. (the “Transaction Expenses”). If any Party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party in such legal action shall be entitled to recover from the other Party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

10.    INDEMNIFICATION

10.1. Seller Indemnity.

(a) Seller agrees to indemnify Buyer and hold Buyer harmless from and against all liabilities, losses, damages, costs or expenses (including without limitation reasonable legal fees and expenses) incurred by the Buyer, to the extent such liabilities, losses, damages, costs or expenses (“Damages”) are occasioned, caused by or arise directly out of:

i. any breach of any of the representations or warranties or failure to perform any of the covenants made by the Seller in this Agreement, or any certificate, exhibit, instrument or other document delivered pursuant to this Agreement; or

ii. any debts, claims, liabilities, or obligations of the Seller not expressly assumed by Transferee pursuant to this Agreement.

10.2. Buyer Indemnity.

(a) Buyer agree to indemnify Seller and hold it harmless from and against any and all liabilities, losses, damages, costs or expenses (including without limitation reasonable legal fees and expenses) incurred by the Seller to the extent that such Damages are occasioned by, caused by or arise directly out of any breach of any of the representations or warranties or failure to perform any of the covenants made by Buyer in this Agreement, or any certificate, exhibit, instrument or other document delivered pursuant to this Agreement.

10.3. Indemnification Claims. If either Party hereto (the “Claimant”) wishes to assert an indemnification claim against the other Party hereto, the Claimant shall deliver to the other Party a written notice setting forth:

(a) the specific representation and warranty alleged to have been breached by such other Party;

(b) a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty; and

(c) a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

10.4. Defense Of Third Party Actions. If either Party hereto (the “Indemnified Party”) receives notice or otherwise obtains knowledge of the commencement or threat of any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter that may give rise to an indemnification claim against the other party hereto (the “Indemnifying Party”), then the Indemnitee shall promptly deliver to the Indemnified Party a written notice describing such complaint or the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or the opportunity to defend or participate in the defense of said claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20 day period, then such Indemnified Party may employ counsel, reasonably acceptable to the Indemnifying Party, to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use all commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which they are maintaining, and to cooperate in good faith with each other with respect to the defense of any such action. No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not settle any claim or assertion, unless the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

10.5. Expiration of Representations and Warranties. All of the representations and warranties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect on the second anniversary of the Closing Date, and all liability of the parties with respect to such representations and warranties shall thereupon be extinguished; provided, however, that if, prior to such second anniversary, Claimant delivers a written notice to the other party hereto, then the specific indemnification claim set forth in such notice shall survive such second anniversary (and shall not be extinguished thereby) until the settlement of such specific claim.

10.6. Threshold. Neither the Seller nor the Buyer shall be required to make any indemnification payment pursuant to Section 10.1 or 10.2, respectively, until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by an Indemnified Party, or to which an Indemnified Party has or otherwise becomes subject to, exceeds $15,000 in the aggregate. At such time as the total amount of such Damages exceeds $15,000 in the aggregate, the Indemnified Party shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding $15,000).

11.    MISCELLANEOUS

11.1. Entire Agreement. This Agreement and any closing documents or agreements delivered in connection with this Agreement contain the entire agreement between Seller and Buyer with respect to the transactions contemplated herein and supersede all other prior arrangements made by them with respect thereto. Neither Party has made any oral representations.

11.2. No Oral Changes. This Agreement cannot be orally changed, amended or terminated, and no provision or requirement hereof may be orally waived.

11.3. Binding upon Successors. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

11.4. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day; (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent in each case to the respective address specified below:

(a) If to Seller, to:

Lyfetec, Inc.
760 E. McNab
Pompano Beach, FL 33060

With a copy to:

(b) If to Buyer, to:

Strata Acquisition Corp.
11415 NW 123rd Lane
Reddick, FL 32686

With a copy to:

Legal & Compliance, LLC
C/o Laura Anthony, Esq.
330 Clematis Street, Ste 217
West Palm Beach, FL 33401
Fax No. (561) 514-0832

or at such other address as the parties may designate by ten (10) days advance written notice to the other parties hereto. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the state of Florida.

11.5. Governing Law; Venue; Section Headings. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The exclusive venue for any disputes related to this Agreement shall be the state and federal courts ofMarion County, Florida. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

11.7. Brokers. The parties further acknowledge that no brokers have participated in this transaction.

11.8. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

11.9. Survivability. Except as otherwise set forth in this Agreement, the parties hereto acknowledge that this Agreement shall survive the Closing Date as to the terms and conditions herein.

11.10. Construction. This Agreement shall not be construed for or against any Party by reason of being responsible for its drafting.

12.    DEFINITIONS

12.1. The following terms have the following meanings, unless the context indicates otherwise:

(a) “Assignment Agreement” has the meaning specified in Section 7.3(b)

(b) “Assumed Contracts” has the meaning specified in Section 1.1(c)

(c) “Assumed Obligations” has the meaning specified in Section 1.2.

(d) “Bill of Sale” has the meaning specified in Section 7.3(a)

(e) “Business” means the Seller’s business of developing, marketing and selling medical home screening/diagnostic test kits to consumers (see Recital B).

(f) “Buyer” means Strata Acquisition Corp, a Delaware corporation.

(g) “Claimant” has the meaning specified in Section 10.3.

(h) “Closing Date” has the meaning specified in Section 7.1.

(i) “Damages” has the meaning specified in Section 10.1.

(j) “Encumbrances” has the meaning specified in Section 1.1

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Excluded Assets” has the meaning specified in Section 1.3

(m) “Excluded Obligations” has the meaning specified in Section 1.2.

(n) “Strata Shares” has the meaning specified in Section 1.5

(o) “Strata” means Strata Capital Corporation.

(p) “Indemnified Party” has the meaning specified in Section 10.4.

(q) “Indemnifying Party” has the meaning specified in Section 10.4.

(r) “Intellectual Property” has the meaning specified in Section 2.5.

(s) “Legal Proceedings” has the meaning specified in Section 2.6.

(t) “Lyfetec” means Lyfetec, Inc.

(u) “Strata Shareholder” means those persons who owns the Strata Preferred Stock and a controlling interest in the Strata common stock.

(v) “Preferred Stock” means the Series A Preferred Stock issued by Strata.

(w) “Purchase Price” has the meaning specified in Section 1.5.

(x) “Purchased Assets” has the meaning specified in Section 1.1.

(y) “Registration Statement” has the meaning specified in Section 6.4.

(z) “ “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Seller” means Lyfetec, Inc.

(bb) “Seller Balance Sheet” has the meaning specified in Section 2.10.

(cc) “Seller Financial Statements” has the meaning specified in Section 2.10.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written

Seller:

Lyfetec, Inc.:

By:________________________
Name:______________________
Title:_______________________

Strata:

Strata Captial Corp.:

By:________________________
Name:______________________
Title:_______________________

Buyer

Strata Acquisition Corp.

By:_________________________
Name:_______________________
Title:________________________

Strata Shareholder

Charette Corporation, Inc.

By:________________________
Name:______________________
Title:_______________________
Owner of all of the Series A Preferred Stock and 500,000,000 shares of common stock

Exhibit A – Bill of Sale

Exhibit B - Assignment Agreement

Schedules

Schedule 1.1(a)
Equipment, Furniture and other Personal Property of Seller

Equipment	Units

Desks	10
Conference Table
Printers	7
Chairs
Computers	9
Med Software - Design
Test Kit Boxes	7600
Phone System
Copy Machine Toshiba
Wireless Motoral Equip
Contracts - Distributor	6
Mis Equipment
lobby furniture
Internet Back Bone	Sun Systen equip
sun 3500	3
Sun 450	6
Sun 250	4
Arra	1
Racks	7
Servers	4 Dell
Fiber big 4000	2 Foundrys
Mis Equipment	7

Schedule 1.1(b)
Personal Property Leases of Seller

NONE

Schedule 1.1(c)
Assumed Contracts of Seller

1. License Agreement – Territory Distribution Agreement by and between Lyfetec, Inc. and USA Health & Therapy, Inc. dated March 12, 2009.

2. License Agreement - Territory Distribution Agreement by and between Lyfetec, Inc. and Medical Support International, LLC dated March 12, 2009.

3. License Agreement - Territory Distribution Agreement by and between Lyfetec, Inc. and ETS. K-World Trade dated August 24, 2009.

4. Manufacturing Agreement by and among Lyfetec, Inc., Guangzhou Wondfo Biotech Co., Ltd andWondfo USA Corporation dated March 16, 2009.

5. [ONTARIO PRINTING COMPONENTS NOT INCLUDED IN PACKAGE OF DOCUMENTS] we gave you a copy.

6. License Agreement – Territory Distribution Agreement by and between Lyfetec, Inc. and Gunther Spanken, Germany dated Dec 2, 2009.

Schedule 1.1(d)
All trademarks and trademark applications,
and all patents and patent applications, all copyrights and copyright applications

NONE

Schedule 1.1(g)
Seller’s Lease deposits

Lyfetec, Inc.	11,000 Sq Ft	Deposit $20,000
760 E. Mc Nab Rd		3 month Lease
Pompano Bch, Fl, 33062
under Purchase agreement

 THIS LEASE IS EXCLUDED AND IS NOT BEING ASSUMED BY STRATA AND IS NOT A PART OF THIS AGREEMENT.

Schedule 1.1(i)
Real Property Leases of Seller

Lyfetec, Inc.	11,000 Sq Ft	Deposit $20,000
760 E. Mc Nab Rd		3 month Lease
Pompano Bch, Fl, 33062
under Purchase agreement

THIS LEASE IS EXCLUDED AND IS NOT BEING ASSUMED BY STRATA AND IS NOT A PART OF THIS AGREEMENT.

Schedule 1.1(j)
Telephone and facsimile machine numbers, telephone book listings

954-782-2056 Fax
954-781-3339 Ph
954-781-3963 Roll over

Schedule 1.1(k)
Software design documents, source code, sales records, marketing records, accounting and financial records, and maintenance and production records

Source Code: Not Ready Yet
Sales Records: None
Marketing Records: None
Accounting: None
Financial Records: None
Maintenance: None

Schedule 1.2
Assumed Obligations

None

Schedule 1.3(d)
Excluded Assets

Schedule 2.10
Seller Financial Statements